Exhibit 10.1

CHANGE IN CONTROL AGREEMENT

This CHANGE IN CONTROL AGREEMENT (this “Agreement”) is entered into as of this 28th day of May, 2024 (the “Effective Date”), by and between Farmland Partners Inc., a Maryland corporation (“Farmland”), Farmland Partners Operating Partnership, LP, a Delaware limited partnership (together with Farmland, the “Company”), and Susan Landi, a key employee of the Company (the “Employee”).

RECITALS

WHEREAS, the Company recognizes that the possibility of a change in control of the Company exists and that the uncertainties raised by such a possibility may result in the distraction or even the premature departure of the Employee to the detriment of the Company and its stockholders. This Agreement is intended, therefore, to provide for an effective means of providing incentives to induce the retention of key employees.

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that appropriate steps should be taken to reinforce and encourage the continued employment and dedication of the Employee without distraction from the possibility of a change in control of the Company and related events and circumstances.

NOW, THEREFORE, as an inducement for and in consideration of the Employee commencing and remaining in its employ, the Company agrees that the Employee shall receive the benefits set forth in this Agreement in the event there is a Change in Control.

I.            Key Definitions.

As used herein, the following terms shall have the following respective meanings:

A.            “Change in Control” means:

1.           any “person” as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than Farmland, any trustee or other fiduciary holding securities under any employee benefit plan of Farmland or any corporation owned, directly or indirectly, by the stockholders of Farmland in substantially the same proportion as their ownership of stock of Farmland), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Farmland representing 50% or more of the combined voting power of Farmland’s then outstanding voting securities;

2.            a change in the composition of the Board occurring within a twelve (12) month period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who were members of the Board on the Effective Date or who were nominated or elected as directors subsequent to the Effective Date by at least a majority of the directors who were Incumbent Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Incumbent Directors at the time of such nomination or election; provided, however, that no director whose election to the Board was the result of an actual or threatened election contest shall be an Incumbent Director for purposes of this Agreement;

3.            the consummation of a merger or consolidation of Farmland with any other entity or approve the issuance of voting securities in connection with a merger or consolidation of Farmland (or any direct or indirect subsidiary thereof) pursuant to applicable exchange requirements, other than (A) a merger or consolidation which would result in the voting securities of Farmland outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) at least 50.1% of the combined voting power of the voting securities of Farmland or such surviving or parent entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of Farmland (or similar transaction) in which no “person” (as defined above) is or becomes the beneficial owner, directly or indirectly, of securities of Farmland representing 50% or more of either of the then outstanding shares of common stock or the combined voting power of Farmland’s then outstanding voting securities; or

4.            the consummation of the sale or disposition by Farmland of all or substantially all of its assets (or any transaction or series of transactions within a period of twenty-four (24) months ending on the date of the last sale or disposition having a similar effect) (a) to any “person” as such term is used in Section 13(d) and 14(d) of the Exchange Act (other any trustee or other fiduciary holding securities under any employee benefit plan of Farmland or any corporation owned, directly or indirectly, by the stockholders of Farmland in substantially the same proportion as their ownership of stock of Farmland) or (b) pursuant to a formal or informal plan of liquidation or dissolution (or similar arrangement) that was approved by the Board or the Company’s stockholders. For purposes of this paragraph, “all or substantially all” of Farmland’s assets shall mean 80% or more of Farmland’s assets measured by the value of Farmland’s assets on the date of its balance sheet most recently filed with the Securities and Exchange Commission at the time of action by the Board or the Company’s stockholders, as applicable.

B.            “Change in Control Date” means the first date on which a Change in Control is consummated.

C.            “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

D.            “Code” means the U.S. Internal Revenue Code of 1986, as amended.

E.            “Continued Coverage Period” means a period of six (6) months, or, if less, until the Employee or his eligible dependents are no longer entitled to such COBRA coverage.

F.            “Continuous Employment” means that the provision of services to the Company in any capacity as an employee is not interrupted or terminated. Continuous Employment shall not be considered interrupted in the case of any approved leave of absence. An approved leave of absence shall include sick leave, military leave or any other authorized personal leave.

G.            “Release” means a general release of claims in favor of the Company in substantially the form attached on Exhibit A hereto.

II.            Term of Agreement. This Agreement, and all rights and obligations of the parties hereunder, shall take effect upon the Effective Date and shall expire upon the first to occur of:

(a)            the Change of Control Date; or

(b)            the termination of Employee’s Continuous Employment with the Company for any reason.

III.            Benefits to Employee.

A.            Change in Control. If the Employee remains in Continuous Employment with the Company from the Effective Date through the Change of Control Date, and provided, for the avoidance of doubt, the Change in Control is consummated, the Employee shall be entitled to the following benefits, provided that (1) the Employee signs and does not revoke the Release within the period required by the Release, inclusive of any revocation period set forth in the Release, and (2) the Employee is in continued compliance with any restrictive covenants, including confidentiality, noncompetition, nonsolicitation or noninterference, nondisparagement, to which Employee may be subject:

1.            an amount equal to six months of Employee’s then-current base salary as in effect of immediately prior to the Change in Control Date;

2.            an amount equal to fifty percent (50%) multiplied by the average of the three (3) most recent annual discretionary incentive bonuses earned by the Employee;

3.            an amount equal to fifty percent (50%) multiplied by the average of the three (3) most recent annual equity grants made to the Employee;

4.            all of the Employee’s equity-based awards that are outstanding on the Change in Control Date shall immediately become fully vested and, as applicable, exercisable, without any action by the Board or a committee of the Board; and

5.            subject to (A) the Employee’s termination of Continuous Employment with the Company at the time of the Change in Control or within one month following the Change in Control for any reason, including voluntary resignation by the Employee, and (B) the Employee’s timely election of continuation coverage under COBRA, Employee shall be reimbursed for the amount equal to the COBRA continuation coverage premiums paid by the Employee that is required for coverage of the Employee (or his eligible dependents) under the Company’s major medical group health plan, for the Continued Coverage Period, provided, that if at any time the Company determines that its payment of Employee’s premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code, or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the premiums described above, the Company will instead pay a fully taxable monthly cash payment in an amount such that, after payment by Employee of all taxes on such payment, Employee retains an amount equal to the applicable premiums for such month, with such monthly payment being made on the last day of each month for the remainder of the Continued Coverage Period.

B.            Form and Timing of Payment. The payments and benefits detailed in Section III.A.1-3 above shall be paid or made to the Employee by the Company, in full, in a lump sum within sixty (60) days after the Change of Control Date; provided, however, that to the extent required by Section 409A, if the sixty (60) day period begins in one calendar year and ends in a second calendar year, payment shall be made in the second calendar year.

IV.            Employment Status.

A.            Not an Employment Contract. The Employee acknowledges that this Agreement does not constitute a contract of employment or impose on the Company any obligation to retain the Employee as an employee and that this Agreement does not prevent the Employee from terminating employment at any time. If the Employee’s employment with the Company terminates for any reason and subsequently a Change in Control occurs, the Employee shall not be entitled to any benefits hereunder.

V.            Code Section 280G. If the Employee is a “disqualified individual,” as defined in Code Section 280G(c), then, notwithstanding any other provision of this Agreement or of any other agreement, contract, or understanding heretofore or hereafter entered into by the Employee with the Company (an “Other Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Employee (including groups or classes of employees or beneficiaries of which the Employee is a member), whether or not such compensation is deferred, is in cash or equity, or is in the form of a benefit to or for the Employee (a “Benefit Arrangement”), any right to exercise, vesting, payment or benefit to the Employee under this Agreement, any Other Agreement and/or any Benefit Arrangement shall be reduced or eliminated:

A.            to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the Employee under this Agreement, all Other Agreements, and all Benefit Arrangements, would cause any exercise, vesting, payment or benefit to the Employee under this Agreement to be considered a “parachute payment” within the meaning of Code Section 280G(b)(2) as then in effect (a “Parachute Payment”); and

B.            if, as a result of receiving such Parachute Payment, the aggregate after-tax amounts received by the Employee from the Company under this Agreement, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that would be received by the Employee if reduced or eliminated so that no such payment or benefit would be considered a Parachute Payment; such determination to be made by an accounting firm selected and paid for by the Company.

The Company shall accomplish such reduction by first reducing or eliminating any cash payments (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of performance awards, then by reducing or eliminating any accelerated vesting of options or stock appreciation rights, then by reducing or eliminating any accelerated vesting of restricted stock or stock units, then by reducing or eliminating any other remaining Parachute Payments. If there is any question as to the ordering of any reduction pursuant to this paragraph, the accounting firm selected by the Company shall determine the order in which amounts shall be reduced.

VI.            Successors; Binding Agreement.

A.            Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to assume this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business or assets as aforesaid that assumes and agrees to perform this Agreement, by operation of law or otherwise.

B.            Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

VII.            Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:

At the address (or to the facsimile number) shown in the books and records of the Company.

If to the Company:

4600 S. Syracuse Street, Suite 1450

Denver, CO 80237

Attention: Chief Executive Officer

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

VIII.            Miscellaneous.

A.            Severability. The provisions of this Agreement shall be deemed severable. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by applicable law.

B.            Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Colorado (without regard to its choice of law provisions).

C.            Amendments; Waivers; Entire Agreement. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and such officer or director as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Employee and the Company with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

D.            Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

E.            Tax Withholding. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

F.            Section 409A Compliance. This Agreement is intended to comply with Section 409A of the Code and the treasury regulations and other official guidance promulgated thereunder (“Section 409A”), and shall be construed and interpreted in accordance with such intent. The Change in Control payments and benefits set forth in this Agreement are intended to fit within the “short-term deferral exception” to Section 409A, and shall at all times be interpreted and administered in furtherance of this intent. In no event whatsoever shall the Company (or its officers, directors, employees, agents, advisors or representatives) be liable for any additional tax, interest or penalty that may be imposed on the Employee by Section 409A or damages for failing to comply with Section 409A. For purposes of Section 409A, the Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Employee, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. To the extent any compensation or benefits under this Agreement constitutes “nonqualified deferred compensation” for purposes of Section 409A, if required to comply with Section 409A, a Change in Control shall not be deemed to have occurred unless the transaction or event constituting the Change in Control also constitutes a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

COMPANY:

FARMLAND PARTNERS INC.

By:	/s/ Luca Fabbri
Name:	Luca Fabbri
Title:	President & Chief Executive Officer

EMPLOYEE:

/s/ Susan Landi
Susan Landi

EXHIBIT A

GENERAL RELEASE

I,_____ , in consideration of and subject to the performance by Farmland Partners Inc., a Maryland corporation (“Farmland”), and Farmland Partners Operating Partnership, LP, a Delaware limited partnership (the “Operating Partnership” and, together with the Farmland and its subsidiaries, the “Company”), of its obligations under the Change in Control Agreement dated as of [ ], 2024 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its respective affiliates and all present, former and future managers, directors, officers, employees, attorneys, advisors, successors and assigns of the Company and its affiliates and direct or indirect owners (collectively, the “Released Parties”) to the extent provided below (this “General Release”). The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1. I understand that any payments or benefits paid or granted to me under Section III of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive certain of the payments and benefits specified in Section III of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

2. Except as provided in paragraphs 4 and 5 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: the Prior Agreement, Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3. I represent that I have made no assignment or transfer of any right, claim, demand, cause of action or other matters covered by paragraph 2 above.

4. I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5. I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claims, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Additionally, I am not waiving (i) any right to any accrued benefits or severance benefits to which I may be entitled under the Agreement, (ii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents or otherwise, or (iii) my rights as an equity or security holder in the Company or its affiliates.

6. In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim of the type described in paragraph 2 above as of the execution of this General Release.

I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8. I agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees.

9. I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

10. Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any governmental entity. In addition, nothing in this General Release shall limit my rights to make truthful statements to any regulators, including, without limitation, the SEC, voluntarily or in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings). Moreover, notwithstanding any other provision of this Agreement: (A) I will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document that is filed under seal in a lawsuit or other proceeding. (B) If I file a lawsuit for retaliation by the Company for reporting a suspected violation of law, I may disclose the Company's trade secrets to the my attorney and use the trade secret information in the court proceeding if: (1) I file any document containing the trade secret under seal; and (2) I do not disclose the trade secret, except pursuant to court order.

11. I represent that I am not aware of any claim by me other than the claims that are released by this General Release. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

13. Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

14. Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1. I HAVE READ IT CAREFULLY;

2. I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

3. I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4. I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

5. I HAVE HAD AT LEAST [21][45] DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED [21][45]-DAY PERIOD;

6. I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

7. I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

8. I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:	DATED:

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